Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239632

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated July 8, 2020)

$2,100,000

Common Stock

SUNHYDROGEN, INC.

We have entered into a common stock purchase agreement (the “Triton Agreement”) with Triton Funds LP (“Triton”) relating to the sale to Triton of shares of our common stock offered by this prospectus supplement and the accompanying prospectus. Triton is obligated to purchase up to $2,100,000 of our common stock pursuant to the Triton Agreement. The prices at which Triton will purchase the shares will be equal to 85% of the lowest closing price of the Company’s common stock during the 5 business days prior to closing of each sale of common stock under the Triton Agreement.

See The Triton Transaction on page S-2 of this prospectus for a description of the Triton Agreement.

Our common stock is quoted on the OTC Pink market under the symbol “HYSR.” The last reported sales price of our common stock on July 24, 2020 was $0.03 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 27, 2020.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy our common stock under this prospectus in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “SunHydrogen,” the “Company,” “we,” “our,” or “us,” refer to SunHydrogen, Inc. unless the context suggests otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. You should carefully read this entire prospectus supplement and accompanying prospectus, including the information incorporated herein and therein, including the “Risk Factors” section contained in this prospectus supplement and the other documents incorporated by reference into this prospectus supplement.

Overview

At SunHydrogen, Inc., our goal is to replace most forms of energy on earth with clean renewable hydrogen.

Our patented low-cost technology is intended to produce renewable hydrogen using sunlight and any source of water, including seawater and wastewater. Unlike non-renewable hydrocarbon fuels, such as oil, coal and natural gas, where carbon dioxide and other contaminants are released into the atmosphere when used, hydrogen fuel usage produces pure water as the only byproduct. By optimizing the science of water electrolysis at the nano-level, our low-cost nanoparticles mimic photosynthesis to efficiently use sunlight to split water molecules into environmentally friendly renewable hydrogen. Using our low-cost method to produce renewable hydrogen, we intend to enable a world of distributed hydrogen production for renewable electricity and hydrogen fuel cell vehicles.

Our technology is primarily developed at the University of Iowa, through a sponsored research agreement. Over the past several years, our team has been focused on developing the technology to a point at which it can be commercialized. After years of dedication, we are now ready to move from the lab into production with the first generation of our technology for demonstration.

Our technology is packaged into a self-contained hydrogen generation panel that requires only sunlight and water. Just like solar panels convert sunlight into electricity, our hydrogen panels will convert sunlight and water into hydrogen. As a result of this form factor, the panels can be installed almost anywhere to produce hydrogen fuel at or near the point of use. We believe that this distributed model of hydrogen production addresses one of the biggest challenges of the hydrogen economy, which is the prohibitive high infrastructure cost of transporting hydrogen to the points of use.

The Triton Transaction

On July 27, 2020, we entered into a common stock purchase agreement (the “Triton Agreement”) with Triton. Pursuant to the Triton Agreement, under this prospectus, subject to certain conditions set forth in the Triton Agreement, Triton is obligated to purchase up to $2.1 million of our common stock from time to time through September 30, 2020.

Each time we wish to issue and sell common stock to Triton under the Triton Agreement, we will provide Triton with a purchase notice (the “Purchase Notice”), which Purchase Notice will set forth the total number of shares of common stock that the Company elects to sell to Triton (the “Purchased Shares”). The total purchase price to be paid by Triton at each closing will be determined by multiplying the number of Purchased Shares to be sold by the Company in each Purchase Notice by the purchase price per share, which will be 85% of the lowest closing price of the Company’s common stock during the five business days prior to closing; provided, however, in no event will Triton be obligated to purchase common stock for an aggregate offering price greater than $2.1 million, and subject to a valuation cap for the Company of $150,000,000. Further, Triton will not be entitled to purchase that number of Purchased Shares, which when added to the sum of the number of shares of common stock beneficially owned by Triton, would exceed 9.9% of the number of shares of common stock outstanding.

Closing for sales of common stock will occur on the second business day following the date on which the Company delivers the Purchased Shares to Triton’s custodian. At the closing, Triton will pay the purchase price for the Purchased Shares. We have agreed to pay Triton $5,000 as an investment fee that will be deducted from the purchase price at the initial closing. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Corporate Information

Our principal executive offices are located at 10 E. Yanonali, Suite 36, Santa Barbara, CA 93101. Our telephone number is (805) 966-6566. We maintain an Internet website at www.sunhydrogen.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $2,100,000.

Offering price	The offering price per share will be determined on each closing date and will be equal to 85% of the lowest closing price of the Company’s common stock during the five business days prior to closing.

Common stock outstanding before the offering	2,180,067,917

Use of Proceeds	We intend to use the net proceeds from this offering for research and development, repayment of debt, and general corporate purposes, including working capital. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before investing in our common stock.

OTC Pink symbol of common stock	“HYSR”

The number of shares of common stock outstanding before this offering is based on 2,180,067,917 shares of our common stock outstanding as of July 27, 2020. Unless we specifically state otherwise, the share information in this prospectus supplement excludes:

●	127,944,458 shares of common stock issuable upon the exercise of stock options at a weighted average exercise price of $0.0094; and

●	shares of common stock issuable upon conversion of convertible notes in the aggregate amount of approximately $2,466,345 which are convertible into shares of common stock at variable conversion prices.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risk factors described below and the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, and our other filings with the SEC and incorporated by reference in this prospectus supplement, together with all of the other information contained in this prospectus supplement. Our business, financial condition and results of operations could be materially and adversely affected as a result of these risks. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this offering for research and development, repayment of debt, and general corporate purposes, including working capital. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds from this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. We may use the net proceeds in ways that do not improve our operating results or increase the value of your investment.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in the offering. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.

The offering price per share in this offering will exceed the net tangible book value per share of our common stock outstanding as of March 31, 2020. Assuming that we sell an aggregate of 85,192,697 shares of our common stock at a price of $0.02465 per share (85% of the closing price of our common stock on OTC Pink on July 22, 2020), for aggregate gross proceeds of approximately $2,100,000, and after deducting estimated aggregate offering expenses payable by us, you will experience immediate dilution of $0.02876 per share, representing the difference between our as adjusted net tangible book value per share as of March 31, 2020 after giving effect to this offering and the assumed offering price. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain or incorporate forward-looking statements. These forward-looking statements reflect management’s beliefs and assumptions. In addition, these forward-looking statements reflect management’s current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” or similar expressions.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that the expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

The factors described under “Risk Factors” in this prospectus supplement and in any documents incorporated by reference herein, and other factors could cause our or our industry’s future results to differ materially from historical results or those anticipated or expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. Any forward-looking statement speaks only as of the date of this prospectus supplement. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

USE OF PROCEEDS

We may issue and sell shares of our common stock for aggregate gross sales proceeds of up to $2,100,000 from time to time under this prospectus supplement. We estimate that our net proceeds, assuming we sell the maximum offering amount, will be approximately $1.9 million.

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Assuming we sell the maximum offering amount, we currently intend to use approximately $1,000,000 of the net proceeds for research and development, approximately $300,000 for repayment of outstanding promissory notes (including payment of certain prepayment premiums) which have an interest rate of 10% per year and maturity dates of between February 11, 2021 and March 17, 2021, and approximately $600,000 for general corporate purposes, including working capital. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of the shares of our common stock. Pending the use of the net proceeds from this offering, if any, we may invest the net proceeds in investment grade, short-term interest-bearing obligations, such as money-market funds, certificates of deposit, or direct or guaranteed obligations of the United States government, or hold the net proceeds as cash.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of March 31, 2020.

Our historical net tangible book value at March 31, 2020 was negative ($9,797,460) or approximately ($0.00534) per share of our common stock. After giving effect to the sale of our common stock in the aggregate amount of approximately $2,100,000 (assuming the sale of the maximum offering amount) in this offering, at an assumed offering price of $0.02465 per share (equal to 85% of the closing price of our common stock on the OTC Pink on July 22, 2020), and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately ($7,888,160), or approximately ($0.00411) per share of our common stock. This represents an immediate increase in the net tangible book value of $0.00123 per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $0.02876 per share of our common stock to new investors. The following table illustrates per share dilution:

Assumed offering price per share	$0.02465
Net tangible book value per share as of March 31, 2020	$(0.00534)
Increase in net tangible book value per share attributable to this offering	$0.00123
As adjusted net tangible book value per share as of March 31, 2020, after giving effect to this offering	$(0.00411)
Dilution per share to new investors purchasing shares in this offering	$0.02876

The table above assumes for illustrative purposes that we sell an aggregate of 85,192,697 shares of common stock at a price of $0.02465 per share, for aggregate gross proceeds of approximately $2,100,000. The shares sold in this offering may be sold from time to time at various prices. This information is supplied for illustrative purposes only.

The information above is based on 1,836,106,500 shares of our common stock outstanding as of March 31, 2020, and excludes, as of that date:

●	196,250,000 shares of common stock underlying outstanding options with a weighted average exercise price of $0.01; and

●	Shares of common stock underlying convertible promissory notes of approximately $1,678,810, with variable conversion prices.

To the extent that outstanding options are exercised, or we issue other shares, investors purchasing shares in this offering could experience further dilution. In addition, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We entered into the Triton Agreement with Triton on July 27, 2020. Pursuant to the Triton Agreement, under this prospectus, Triton is obligated to purchase from us up to $2.1 million of our common stock from time to time through September 30, 2020 (the “Commitment Period”), subject to certain conditions to closing.

Each time we wish to issue and sell common stock to Triton under the Triton Agreement, we will provide Triton with a purchase notice, which Purchase Notice will set forth the total number of shares of common stock that the Company elects to sell to Triton. The total purchase price to be paid by Triton at each closing will be determined by multiplying the number of Purchased Shares to be sold by the Company in each Purchase Notice by the purchase price per share, which will be 85% of the lowest closing price of the Company’s common stock on the OTC Pink during the five business days prior to closing; provided, however, in no event will Triton be obligated to purchase common stock for an aggregate offering price greater than $2.1 million, and subject to a valuation cap of $150,000,000.

Closing for sales of common stock under the Triton Agreement will occur on the second business day following the date on which the Company delivers the Purchased Shares to Triton’s custodian. At closing, Triton will pay the purchase price for the shares. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We have agreed to pay Triton an investment fee of $5,000 at the initial closing. We will also pay a fee of 7% of the gross proceeds from this offering to Network 1 Financial Securities, Inc. (“Network 1”), pursuant to a finder’s agreement between us and Network 1.

We estimate our total expenses for this offering, assuming we sell the maximum offering amount of $2,100,000, will be approximately $191,700.

We have agreed to provide indemnification and contribution to Triton against certain civil liabilities, including liabilities under the Securities Act.

The offering pursuant to the Triton Agreement and this prospectus will terminate upon the earliest of (i) September 30, 2020, or (ii) the sale of Purchased Shares resulting in gross proceeds to the Company of $2.1 million.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The financial statements of SunHydrogen, Inc. as of and for the years ended June 30, 2019 and June 30, 2018 appearing in SunHydrogen, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2019, have been audited by Liggett & Webb, P.A., as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

We make available free of charge on or through our Internet website www.sunhydrogen.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8–K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. The references to www.sunhydrogen.com in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein are inactive textual references only, and the information found on our internet website is not incorporated by reference into, and should not be considered part of, this prospectus supplement, the accompanying base shelf prospectus or the documents incorporated by reference herein or therein. Investors should not rely on any such information in deciding whether to invest in our common stock.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of the offering of the securities covered by this prospectus supplement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and exhibits filed on such form that are related to such items):

●	our Annual Report on Form 10-K for the year ended June 30, 2019 filed with the SEC on September 30, 2019;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 filed with the SEC on November 15, 2019;

●	our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019 filed with the SEC on February 14, 2020;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on May 15, 2020;

●	our Current Reports on Form 8-K filed with the SEC on August 12, 2019, October 29, 2019, November 5, 2019, November 26, 2019, January 3, 2020, January 7, 2020, January 16, 2020, March 4, 2020, June 4, 2020, June 15, 2020, June 23, 2020, June 26, 2020; and

●

the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on June 14, 2011 (File No. 000-54437), including any amendment or report filed for the purpose of updating such description.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Timothy Young, 10 E. Yanonali, Suite 36, Santa Barbara, CA 93101, (805) 966-6566.

PROSPECTUS

$20,000,000

SunHydrogen, Inc.

Common Stock

Preferred Stock

Warrants

Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $20,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently traded on the OTC Pink under the symbol “HYSR.” On July 1, 2020, the last reported sales price for our common stock was $0.029 per share. The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the OTC Pink or any other securities market or exchange covered by the prospectus supplement.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 2, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

This prospectus is dated July 8, 2020

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $20,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

The terms “SunHydrogen,” the “Company,” “we,” “our” or “us” in this prospectus refer to SunHydrogen, Inc., unless the context suggests otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements that are not of historical fact may be deemed to be forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue”, the negative of the terms or other comparable terminology. Actual events or results may differ materially from the anticipated results or other expectations expressed in the forward-looking statements. In evaluating these statements, you should consider various factors, including the risks set forth under “Risk Factors” herein and in the documents incorporated herein by reference. These factors may cause our actual results to differ materially from any forward-looking statements. We disclaim any obligation to publicly update these statements, or disclose any difference between actual results and those reflected in these statements, except as may be required under applicable law.

ABOUT SUNHYDROGEN

At SunHydrogen, Inc., our goal is to replace most forms of energy on earth with clean renewable hydrogen.

Our patented low-cost technology is intended to produce renewable hydrogen using sunlight and any source of water, including seawater and wastewater. Unlike non-renewable hydrocarbon fuels, such as oil, coal and natural gas, where carbon dioxide and other contaminants are released into the atmosphere when used, hydrogen fuel usage produces pure water as the only byproduct. By optimizing the science of water electrolysis at the nano-level, our low-cost nanoparticles mimic photosynthesis to efficiently use sunlight to split water molecules into environmentally friendly renewable hydrogen. Using our low-cost method to produce renewable hydrogen, we intend to enable a world of distributed hydrogen production for renewable electricity and hydrogen fuel cell vehicles.

Our technology is primarily developed at the University of Iowa, through a sponsored research agreement. Over the past several years, our team has been focused on developing the technology to a point at which it can be commercialized. After years of dedication, we are now ready to move from the lab into commercial production with the first generation of our technology.

Our technology is packaged into a self-contained hydrogen production panel that requires only sunlight and any source of water. Just like solar panels convert sunlight into electricity, our hydrogen panels will convert sunlight and water into hydrogen. As a result of this form factor, the panels can be installed almost anywhere to produce hydrogen fuel at or near the point of use. We believe that this distributed model of hydrogen production addresses one of the biggest challenges of the hydrogen economy, which is the prohibitive high infrastructure cost of transporting hydrogen to the points of use.

We are currently working towards building 100 full sized hydrogen panels driven by our first-generation technology for demonstration purposes at multiple domestic and international locations.

The second generation of our panels will feature our patented low cost nanoparticle-based technology where billions of autonomous solar cells are electrodeposited onto porous alumina sheets and manufactured in a roll to roll process and inserted into our proprietary panels. We have received multiple patents on this nanoparticle technology and we estimate that it can produce hydrogen for less than $4 per kilogram before pressurization, highly competitive with every form of hydrogen generation now in existence.

We believe we are still in the early stages of the hydrogen economy, and yet, the market continues to grow exponentially. One of the reasons for this growth is the adoption of hydrogen fuel technologies within an increased number of major industries and spanning many applications and governmental mandate for increasing use of renewable energy. According to Grandview Research Report released in June of 2018, the global hydrogen generation market size is predicted to be valued at $180.2 billion by 2025.

Our principal executive offices are located at 10 E. Yanonali, Suite 36, Santa Barbara, CA 93101. Our telephone number is (805) 966-6566. We maintain an Internet website at www.sunhydrogen.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including working capital.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue 5,000,000,000 shares of common stock, $0.001 par value per share.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors to our board of directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s common stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to the Company’s articles of incorporation

Subject to the rights of preferred stockholders (if any), holders of the Company’s common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the Company’s common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Worldwide Stock Transfer, LLC.

Listing

Our common stock is currently traded on the OTC Pink under the symbol “HYSR”.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, from time to time, in one or more series. We do not have any outstanding shares of preferred stock.

Our articles of incorporation authorizes our board of directors to issue preferred stock from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, dividends or limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the board of directors for each class or series of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, or any securities exchange or market on which our stock is then listed or admitted to trading.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change-in-control of the Company.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

●	the title and stated or par value of the preferred stock;

●	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

●	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	any voting rights of the preferred stock;

●	the provisions for redemption, if applicable, of the preferred stock;

●	any listing of the preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

●	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

DESCRIPTION OF WARRANTS

 We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

●	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

●	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

●	the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	if appropriate, a discussion of Federal income tax consequences; and

●	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of securities warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

●	the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the OTC Pink or other market on which are shares may then trade at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The financial statements of SunHydrogen, Inc. as of and for the years ended June 30, 2019 and June 30, 2018 appearing in SunHydrogen, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2019, have been audited by Liggett & Webb, P.A., as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended June 30, 2019 filed with the SEC on September 30, 2019;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 filed with the SEC on November 15, 2019;

●	our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019 filed with the SEC on February 14, 2020;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on May 15, 2020;

●	our Current Reports on Form 8-K filed with the SEC on August 12, 2019, October 29, 2019, November 5, 2019, November 26, 2019, January 3, 2020, January 7, 2020, January 16, 2020, March 4, 2020, June 4, 2020, June 15, 2020, June 23, 2020, June 26, 2020; and

●	the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on June 14, 2011 (File No. 000-54437), including any amendment or report filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Timothy Young, 10 E. Yanonali, Suite 36, Santa Barbara, CA 93101, (805) 966-6566.

$2,100,000

Common Stock

SUNHYDROGEN, INC.

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is July 27, 2020.